Exhibit 99.2

ArcBest® is providing this exhibit as supplemental information to its scheduled conference call and the press release announcing the Company’s unaudited first quarter 2025 results filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K. Certain statements and information in this exhibit may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Refer to the “Forward-Looking Statements” disclosure at the end of this exhibit.

Non-GAAP Financial Measures

ArcBest reports its financial results in accordance with generally accepted accounting principles (“GAAP”); however, this exhibit includes certain non-GAAP information. Refer to the discussion of non-GAAP information included in Item 2.02 of the Current Report on Form 8-K to which this exhibit is included for further information, including reference to reconciliations of GAAP to non-GAAP financial measures provided by the Company.

Summary Operating and Financial Impacts

●	Statistics for April 2025 have not been finalized and are preliminary.
●	There are 21.5 workdays in April 2025, and there were 22.0 workdays in April 2024.
●	There will be 63.5 workdays in 2Q’25, and there were 64.0 workdays in 2Q’24.

Asset-Based Operating Segment

●	Average price increase on contract renewals and deferred pricing agreements negotiated during 1Q’25: +4.9%

Year-over-Year Business Trends

	January 2025	February 2025	March 2025	April 2025

Billed Revenue/Day(1)	-2.9%	-1.8%	-3.4%	-1%
Total Tons/Day	-9.2%	-2.0%	-1.6%	+1%
Total Shipments/Day	-1.7%	+0.3%	+0.2%	+4%
Total Billed Revenue/CWT	+7.0%	+0.2%	-1.8%	-2%
Total Billed Revenue/Shipment	-1.2%	-2.1%	-3.5%	-5%
Total Weight/Shipment	-7.6%	-2.3%	-1.7%	-3%

1)	Revenue for undelivered freight is deferred for financial statement purposes in accordance with the Asset-Based segment revenue recognition policy. Billed revenue per day has not been adjusted for the portion of revenue deferred for financial statement purposes.

In April 2025, ArcBest’s Asset-Based segment experienced a 4% year-over-year increase in daily shipments, reflecting success in capturing new core business opportunities. Despite the market backdrop leading to a 3% decrease in weight per shipment, we achieved a 1% increase in daily tonnage levels compared to the same period last year.

April revenue per hundredweight is down 2% year-over-year. Excluding fuel surcharges, the metric is down less than one percent. This decrease was partly driven by an increase in shipments from core customers with easier-to-handle freight, which generally have a lower revenue per hundredweight profile but are operationally more efficient. Additionally, there was a decline in shipments within the manufacturing vertical, where we typically see a higher revenue per hundredweight profile. The ongoing trend of fewer household goods moves, influenced by current economic and interest rate conditions, also continued to impact our results in April. The pricing environment remains rational.

From March to April, tonnage per day increased 1%, shipments per day increased by 1%, and weight per shipment was flat. Revenue per hundredweight, both including and excluding fuel surcharges, decreased by 1%.

Historically, ABF's non-GAAP operating ratio has improved by 300 to 400 basis points from the first to the second quarter, and we expect our second quarter operating ratio improvement to remain within this range.

Asset-Light Operating Segment

Year-over-Year Business Trends

	January 2025	February 2025	March 2025	April 2025

Revenue/Day (Year-over-Year)	-7.1%	-7.2%	-13.8%	-10%
Shipments/Day (Year-over-Year)	-3.7%	-1.4%	-6.0%	-4%
Revenue/Shipment (Year-over-Year)	-3.6%	-5.9%	-8.3%	-6%
Purchased Transportation Expense as a % of Revenue	87.2%	85.3%	84.1%	84%

In April 2025, Asset-Light year-over-year daily revenue was down 10% due to fewer shipments from a strategic reduction in less profitable truckload volumes, offsetting the continued strength in Managed. Lower revenue per shipment resulted from soft freight market conditions and a higher proportion of Managed business with smaller shipment sizes.

Sequentially, from March to April, daily revenue decreased by 5%, revenue per shipment was flat, and shipments per day decreased by 4%.

Given current market conditions, we anticipate a non-GAAP operating loss for the segment between $1 -$2 million for the second quarter of 2025. This estimate excludes impacts from changes in the fair value of contingent consideration and purchase accounting amortization. ArcBest does not provide forward-looking guidance for certain financial measures on a GAAP basis due to the unpredictability of certain items, including changes in the fair value of contingent consideration.

As part of the MoLo acquisition, additional cash consideration is contingent on achieving specific adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) targets for 2023, 2024, and 2025. The fair value of this contingent consideration is estimated using a Monte Carlo simulation, which factors in various revenue and EBITDA scenarios, volatility, and discount rates. Significant changes in these inputs could result in a higher or lower fair value at the next reporting date.

Additional Detailed Information

Consolidated Capital Expenditures 2025 Projected

●	Total Net Capital Expenditures, including financed equipment: $225 million to $275 million
o	Includes revenue equipment purchases (majority for Asset-Based) of $130 million to $140 million
o	Includes real estate expenditures of $60 million to $80 million
o	The remaining amount of capital expenditures includes items related to technology and miscellaneous dock equipment upgrades and enhancements.
o	We currently expect to be at the lower end of our capital range for the year.
●	Depreciation and amortization costs on property, plant and equipment: approximately $164 million
●	Intangible asset amortization, primarily reflecting purchase accounting amortization related to the MoLo acquisition: $13 million

Share Repurchase Program

Based on repurchases settled through Monday, April 28, 2025, $27.9 million remains available under the current repurchase authorization for future common stock purchases.

Tax Rate

ArcBest’s first quarter 2025 effective GAAP tax rate for continuing operations was 25.0%. The “Effective Tax Rate Reconciliation” table of ArcBest’s first quarter 2025 earnings press release in Exhibit 99.1 shows the reconciliation of GAAP to non-GAAP effective tax rates. The effective non-GAAP tax rate for first quarter 2025 was 23.8%. Under the current tax laws, we expect our full year 2025 non-GAAP tax rate for continuing operations to be in a range of 27% to 28%. The effective tax rate may be impacted by discrete items that could occur throughout the year.

Asset-Based Annual Union Profit-Sharing Bonus

As provided in ABF Freight’s current Teamster labor contract, for the full years of 2024 through 2027, ABF Freight’s Teamster employees are eligible for an annual profit-sharing bonus, as shown in the following table. The operating ratio (“OR”) used to calculate the bonus amount is on a GAAP basis. The potential bonus would be based on full-year union employee earnings. While impacted by business and associated labor levels which are subject to change, the estimate of one percent of the annual earnings for the ABF Freight union employees who are eligible for this benefit approximates $6 million - $6.5 million of union bonus expense.

During years in which ArcBest’s internal forecasts indicate an expectation of paying the union bonus, we will accrue for this expense throughout the year, generally in proportion of the quarterly results as a percentage of the annual projection. As we do not provide public updates on our projected operating ratio or our expectations for paying the union bonus, any details of amounts accrued will not be provided. If financial models reflect an operating ratio that meets the payout thresholds shown below, ArcBest encourages analysts to include expenses for the union bonus in quarterly and annual earnings per share projections for the company.

ABF Freight Published Annual OR (GAAP basis)	Bonus Amount
91.1 to 93.0	1%
89.1 to 91.0	2%
87.1 to 89.0	3%
87.0 or below	4%

“Other and eliminations” within Operating Income (Loss) on the Operating Segment Data and Operating Ratios statement

●	Includes innovative technology costs related to our freight handling pilot program with third-party customers and human-centered remote and automated operations, which are typically disclosed as a non-GAAP reconciling item.
●	It also includes expenses related to shared services including sales, yield, customer service, marketing, capacity sourcing functions, human resources, financial services, information technology, legal and other company-wide services.
●	Projected amounts for second quarter and full year 2025 and actual amounts for second quarter and full year 2024 are included below.

	Three Months Ended		Year Ended
	June 30		December 31
	2025	2024	2025	2024

	(in millions)
Innovative technology costs, pre-tax (incl. financing costs)	$8	$8	$30	$34
Other costs, pre-tax	$6	$6	$28	$23
Total other and eliminations	$14	$14	$58	$57

Other Income (Costs) on the Consolidated Statements of Operations

●	Other income and costs include separate lines for interest income and interest expense.
●	The “Other, net” line primarily includes changes in cash surrender value of life insurance, expenses associated with non-operating properties, and in first quarter 2024, a $28.7 million pre-tax noncash impairment charge to write off our equity investment in Phantom Auto, a provider of human-centered remote operation software, which ceased operations.
o	The changes in cash surrender value of life insurance and the equity investment impairment charge are typically disclosed as non-GAAP reconciling items.
o	As such, the non-GAAP amounts for “Other, net” are expected to be minimal.
●	Projected amounts for second quarter and full year 2025 and actual amounts for second quarter and full year 2024 are included below.

	Three Months Ended		Year Ended
	June 30		December 31
	2025	2024	2025	2024

	(in millions)
Interest and dividend income	$1	$3	$5	$12
Interest and other related financing costs	$(3)	$(2)	$(12)	$(9)
Other, net, excluding non-GAAP reconciling items	$—	$(1)	$—	$(3)

Forward-Looking Statements

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Certain statements and information in this exhibit may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding (i) our expectations about our intrinsic value or our prospects for growth and value creation and (ii) our financial outlook, position, strategies, goals, and expectations. Terms such as “anticipate,” “believe,” “could,” “designed,” “estimate,” “expect,” “forecast,” “foresee,” “intend,” “likely,” “may,” “plan,” “predict,” “project,” “scheduled,” “seek,” “should,” “would,” and similar expressions and the negatives of such terms are intended to identify forward-looking statements. These statements are based on management’s beliefs, assumptions, and expectations based on currently available information, are not guarantees of future performance, and involve certain risks and uncertainties (some of which are beyond our control). Although we believe that the expectations reflected in these forward-looking statements are reasonable as and when made, we cannot provide assurance that our expectations will prove to be correct and caution the reader not to place undue reliance on our forward-looking statements. Actual outcomes and results could materially differ from what is expressed, implied, or forecasted in these statements due to a number of factors, including, but not limited to: data privacy breaches, cybersecurity incidents, and/or failures of our information systems, including disruptions or failures of services essential to our operations or upon which our information technology platforms rely; interruption or failure of third-party software or information technology systems, including but not limited to licensed software; untimely or ineffective development and implementation of, or failure to realize the potential benefits associated with, new or enhanced technology or processes; the loss or reduction of business from large customers or an overall reduction in our customer base; the timing and performance of growth initiatives and the ability to manage our cost structure; the cost, integration, and performance of acquisitions and the inability to realize the anticipated benefits of the acquisition within the expected time period or at all; unsolicited takeover proposals, proxy contests, and other proposals or actions by activist investors; maintaining our corporate reputation and intellectual property rights; establishing and maintaining adequate internal controls over financial reporting; nationwide or global disruption in the supply chain resulting in increased volatility in freight volumes; competitive initiatives and pricing pressures; increased prices for and decreased availability of equipment, including new revenue equipment, and higher costs of equipment-related operating expenses such as maintenance, fuel, and related taxes; availability of fuel, the effect of volatility in fuel prices and the associated changes in fuel surcharges on securing increases in base freight rates, and the inability to collect fuel surcharges; relationships with employees, including unions, and our ability to attract, retain, and upskill employees; unfavorable terms of, or the inability to reach agreement on, future collective bargaining agreements or a workforce stoppage by our employees covered under ABF Freight’s collective bargaining agreement; union employee wages and benefits, including changes in required contributions to multiemployer plans; availability and cost of reliable third-party services; our ability to secure independent owner-operators and/or operational or regulatory issues related to our use of their services; litigation or claims asserted against us; the effects, costs and potential liabilities related to changes in and compliance with, or violation of, existing or future governmental laws and regulations, including, but not limited to, environmental laws and regulations, such as emissions-control regulations and fuel efficiency regulations; default on covenants of financing arrangements and the availability and terms of future financing arrangements; our ability to generate sufficient cash from operations to support significant ongoing capital expenditure requirements and other business initiatives; self-insurance claims, insurance premium costs, and loss of our ability to self-insure; potential impairment of long-lived assets and goodwill and intangible assets; the effects of a widespread outbreak of an illness or disease or any other public health crisis, as well as regulatory measures implemented in response to such events; external events which may adversely affect us or the third parties who provide services for us, for which our business continuity plans may not adequately prepare us, including, but not limited to, the occurrence of natural disasters, health epidemics, geopolitical conflicts, acts of war, cybersecurity incidents, or trade restrictions; general economic conditions and related shifts in market demand that impact the performance and needs of industries we serve and/or limit our customers’ access to adequate financial resources; seasonal fluctuations, adverse weather conditions, natural disasters, and climate change; and other financial, operational, and legal risks and uncertainties detailed from time to time in ArcBest Corporation’s public filings with the Securities and Exchange Commission (“SEC”).

For additional information regarding known material factors that could cause our actual results to differ from those expressed in these forward-looking statements, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.